Exhibit 99.1

Twitter Adopts Limited Duration Shareholder Rights Plan,

Enabling All Shareholders to Realize Full Value of Company

SAN FRANCISCO, April 15, 2022 – Twitter, Inc. (NYSE: TWTR) today announced that its Board of Directors has unanimously adopted a limited duration shareholder rights plan (the “Rights Plan”). The Board adopted the Rights Plan following an unsolicited, non-binding proposal to acquire Twitter.

The Rights Plan is intended to enable all shareholders to realize the full value of their investment in Twitter. The Rights Plan will reduce the likelihood that any entity, person or group gains control of Twitter through open market accumulation without paying all shareholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of shareholders.

The Rights Plan does not prevent the Board from engaging with parties or accepting an acquisition proposal if the Board believes that it is in the best interests of Twitter and its shareholders.

The Rights Plan is similar to other plans adopted by publicly held companies in comparable circumstances. Under the Rights Plan, the rights will become exercisable if an entity, person or group acquires beneficial ownership of 15% or more of Twitter’s outstanding common stock in a transaction not approved by the Board. In the event that the rights become exercisable due to the triggering ownership threshold being crossed, each right will entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights will become void and will not be exercisable) to purchase, at the then-current exercise price, additional shares of common stock having a then-current market value of twice the exercise price of the right.

The Rights Plan will expire on April 14, 2023.

Additional information regarding the Rights Plan will be contained in a Form 8-K to be filed by Twitter with the U.S. Securities and Exchange Commission.

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